Exhibit 10.1

GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN

DIRECTORS’ COMPENSATION PROGRAM

2012 RESTRICTED STOCK UNIT AWARD AGREEMENT

To:                             [Director]:

As a non-employee member of the GenOn Energy, Inc. (the “Company”) Board of Directors, you are receiving this grant of Restricted Stock Units (“Restricted Stock Units”) pursuant to the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “Plan”).  This Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.

Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.

1.                                      Terms.  Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Restricted Stock Units as outlined below:

Grant Date:                                                                                                                                                                                                                                                                             May 9, 2012

Number of Restricted Stock Units:

2.                                      Vesting.  The Restricted Stock Units vest on the Grant Date (the “Vesting Date”) with settlement governed by the provisions set forth in Section 4 below.

3.                                      Book Entry Account.  Within a reasonable time after the date of this Agreement, the Company shall instruct its transfer agent or stock plan administrator to establish a book entry account representing the Restricted Stock Units in your name effective as of the Grant Date, provided that the Company shall retain control of such account until the Restricted Stock Units have become vested in accordance with this Agreement and shares of Common Stock have been issued or cash paid in settlement of the Restricted Stock Units.

4.                                      Distribution of Restricted Stock Units.

(a)                               Distribution.  Unless otherwise provided in subsections (b) and (c) below, you shall receive one share of Common Stock in satisfaction of each vested Restricted Stock Unit credited to your account, which shall be registered in your name and transferable by you within 90 days after the date your service as a Company director ends.

(b)                               Deferred Distribution.  Subsection (a) notwithstanding, prior to or as of December 31st of the calendar year ending prior to the calendar year during which your services commence for which this Award is granted, you may irrevocably elect to have all or a portion of the Restricted Stock Units subject to this Agreement:

(i)                                        paid in five (5) substantially equal annual installments commencing in the calendar year immediately following the calendar year during which you terminate service as a member of the Board, commencing as soon as practicable after June 30 but no later than December 28, with the remaining installments made in each of the four subsequent calendar years; or

(ii)                                     paid in a lump sum in any one of the first through fifth calendar years following the calendar year during which you terminate service as a member of the Board, commencing as soon as practicable after June 30 but no later than December 28.

(c)                                Cash Election.  Prior to the end of the calendar year prior to the calendar year in which the Restricted Stock Units are granted, regardless of whether the Award is paid in a lump sum or installments, you may elect (on the form prescribed by the Company) that the Company pay you up to 33% of the Fair Market Value of the Restricted Stock Units in cash to be settled at the same time as the stock-settled units.

5.                                      Stockholder Rights; Dividend Equivalents.  The Restricted Stock Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Restricted Stock Units.  However, if and when cash dividends or other cash distributions are paid or distributed with respect to the Common Stock while the Restricted Stock Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be reflected in your account.  Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times the underlying Restricted Stock Units are paid.

6.                                      Transferability.  No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 6, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement.  Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 6 shall be null and void.

7.                                      Change in Control.  Upon a Change in Control, you will receive one share of the Company’s Common Stock in satisfaction of each vested Restricted Stock Unit credited to your account or, to the extent you elected to receive up to one-third of your Restricted Stock Units in cash, a cash payment equal to the Fair Market Value (as defined in the Plan) of the cash-settled Restricted Stock Units.

8.                                      Code Section 409A.  The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.  Accordingly, (i) no adjustment to the Award pursuant to Section 15 of the Plan and (ii) no substitutions of the benefits under this Agreement, in each case, shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

9.                                      Notice.  Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered.  Notice to the Company shall be addressed to the Company’s General Counsel at 1000 Main St., Houston, TX 77002.  Notice to you shall be addressed to you at your most recent home address on record with the Company.  Notices are effective upon receipt.

10.                               Requirements of Law.  The granting of Restricted Stock Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.                               Miscellaneous.

(a)                                 Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(b)           Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

12.                               Acceptance of Award.  You are deemed to accept this Award and to agree that it is subject to the terms and conditions set forth in this Agreement and the Plan unless you provide the Company written notification not later than 60 days after the Grant Date of your rejection of this Award (in which case your Award will be forfeited and you shall have no further right or interest therein as of the Grant Date).

GENON ENERGY, INC.

/s/ Edward R. Muller
Edward R. Muller
Chairman and Chief Executive Officer